HEADS OF EMPLOYMENT AGREEMENT

RICHARD SEAN ERICKSON

Mr. Erickson’s employment and compensation arrangements with the company are documented via ordinary course offer letter and incentive plan documents that apply to his employment; he does not have a formal employment agreement with the company.  Hence, for purposes of this disclosure, the terms of Mr. Erickson’s employment are presented in these ‘heads of agreement’ format.

●	Employer: TTEC Services Corporation (“TTEC”)

●	Role: Senior ranking executive overseeing TTEC Engage business segment

●	Title: Senior Vice President and Global Head of Engage

●	Compensation:
o	Base Salary: $350,000 per annum, payable bi-monthly.
o	Sign-on Bonus: $50,000, paid within two weeks of start of employment.
o	New Hire Equity Grant: Fair market equity grant in TTEC restricted stock units (“RSUs”) equal in value to $600,000, as of close of market on the date of the grant; vested over five years with 40% of the grant vesting on the 2nd anniversary of the start of employment, and subsequent vesting of 20% each, occurring on the 3rd, 4th, and 5th anniversary of start of employment.
o	Variable Incentive Pay (VIP): Eligible for cash bonus of up to 60% of annual Base Salary, based on TTEC’s annual performance targets, TTEC Engage performance targets; and individual performance goals, as set by, the CEO and approved by the Compensation Committee of the Board; no guaranteed minimum, with overfunding possible based on performance of the business.
o	Equity Incentive Pay: Eligible for annual equity grant, in TTEC RSUs, with 60% of Base Salary at a target. The Equity grant may comprise of performance based RSUs for 50% of the total grant value, tied to specific financial targets (Revenue and/or OI and other possible metrics, as determined by the Compensation Committee of TTEC board of directors), over a 3-year period and payable after financial results of operations for that 3-year period have been determined; and time based RSUs for 50% of the total grant value, that vest over a four-year period in equal annual installments of 25%, starting on the 1st anniversary of the grant. No guaranteed minimum, with overfunding possible based on performance of the business.

●	Severance: On involuntary separation without cause, and subject to standard releases, eligible for severance pay equal to three weeks of then current base salary for each year of service subject to a minimum severance of 26 weeks and a maximum severance of 36 weeks.

●	Restrictive Covenants: Mr. Erickson is subject to customary non-disclosure and non-disparagement undertakings; and non-compete and client and employees non-solicitation undertakings for one year from separation from the company (regardless of reasons for separation) and limited to his scope of responsibilities (TTEC Engage business around the globe). Because of Mr. Erickson’s executive role, the client non-solicitation restrictions are broad to include TTEC clients and potential clients (those whom TTEC served or marketed to during Mr. Erickson’s term of employment).

●	Term and Termination: Employment at will started on September 8, 2020. Each party can terminate without notice.